Exhibit 10.1

FIRST AMENDMENT

MTS SYSTEMS CORPORATION

2006 STOCK INCENTIVE PLAN

          THIS INSTRUMENT, amending the 2006 Stock Incentive Plan (the “Plan”), is made and entered into by MTS Systems Corporation (“MTS”), and shall be effective December 31, 2008.

RECITALS

          WHEREAS, the Board of Directors, at a meeting held on November 29, 2005, authorized the establishment of the Plan, which was subsequently approved by shareholders at a meeting held on January 31, 2006; and

          WHEREAS, Section 12.1 of the Plan authorizes the Compensation Committee of the Board of Directors (formerly the Human Resources Committee) to amend the Plan from time to time, subject to shareholder approval if certain conditions provided in Section 12.1 are met; and

          WHEREAS, the Committee has determined that the changes proposed in this First Amendment do not require shareholder approval as provided in Section 12.1;

          NOW, THEREFORE, the Plan is hereby amended to add a new Article 16 at the end thereof to read as follows:

SECTION 16
COMPLIANCE WITH CODE SECTION 409A

16.1

DEFERRED COMPENSATION means any Stock Incentive under this Plan that provides for the “deferral of compensation” as defined in Treas. Reg. Section 1.409A-1(b) and that would be subject to the taxes specified in Code Section 409A(a)(1) if and to the extent the Stock Incentive Agreement does not meet or is not administered and interpreted in compliance with the requirements of Code Section 409A(a)(2), (3) and (4) and the regulations promulgated thereunder. Deferred Compensation shall not include any amount that is otherwise exempt from the requirements of Code Section 409A and the regulations promulgated thereunder.

16.2

SPECIFIED EMPLOYEE means, if any stock of the Company, the Parent or any Subsidiary is publicly traded on an established securities market or otherwise on the Participant’s Separation from Service, a Participant who is a key employee as described in Code Section 416(i)(1)(A), disregarding paragraph (5) thereof. For purposes of determining key employees under Code Section 416(i)(1)(A), the definition of compensation shall be the same as defined in the Company’s Retirement Savings Plan, but excluding any compensation of a Participant whose location is not effectively connected with the conduct of a trade or business within the United States. If a Participant is a key employee at any time during the 12 months ending on each September 30, the Participant is a Specified Employee for the 12 month period commencing on the next January 1. Any such identification of a Specified Employee under this Plan shall apply to all nonqualified deferred compensation plans in which the Specified Employee participates. In the case of certain corporate transactions (a merger, acquisition or spin-off), or in the case of nonresident alien employees, the Company will determine Specified Employees in accordance with Treas. Reg. §1.409A-1(i).

16.3

LIMITATION ON PAYMENT OR EXERCISE. With respect to any Stock Incentive that constitutes Deferred Compensation, such Stock Incentive shall provide for payment or exercise only upon: (a) a fixed date or schedule that complies with the requirements of Treas. Reg. §1.409A-3; (b) on a date based upon the Participant’s “separation from service,” or “disability,” or “unforeseeable emergency” as those terms are defined under Code Section 409A and the regulations promulgated thereunder; (c) the Participant’s death; or (d) a Change in Control as defined in Section 11.1. Any election permitted under any Stock Incentive that constitutes Deferred Compensation shall comply with the requirements of Treas. Reg. Section 1.409A-2 and shall be irrevocable as of the date of grant of the Stock Incentive. In addition, with respect to any Stock Incentive that constitutes Deferred Compensation, except to the extent acceleration or deferral is permitted by or complies with the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder, neither the Committee nor a Participant may accelerate or defer the time or schedule of any payment or exercise of, or the amount scheduled to be reported as income as a result.

16.4

DELAY IN PAYMENT OR EXERCISE FOR SPECIFIED EMPLOYEES. Notwithstanding anything in the Plan, unless the Stock Incentive Agreement specifically provides otherwise, no Stock Incentive that constitutes Deferred Compensation shall be paid to or exercised by a Specified Employee earlier than 181 days following the Participant’s “separation from service” as defined for purposes of Code Section 409A (or if earlier, upon the Specified Employee’s death), except as permitted under Code Section 409A and the regulations and other guidance promulgated thereunder. The Committee may specify in the Stock Incentive Agreement that the amount of the Deferred Compensation delayed pursuant to this Section 16.4 shall accumulate interest or earnings during the period of such delay.

Except as amended herein, the Plan shall remain in full force and effect.

          IN WITNESS WHEREOF, MTS has caused this First Amendment to be executed on its behalf by its officer, who has been duly authorized by its Compensation Committee.

MTS SYSTEMS CORPORATION

Date:	By:

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